This announcement is neither an offer to buy nor a solicitation of an offer to sell Shares.  The Offers are being made solely by the formal Offers to Purchase forwarded to Shareholders of record and is not being made to, and tenders will not be accepted from or on behalf of, Shareholders residing in any State in which making or accepting the Offer would violate that jurisdiction's laws.  In those jurisdictions where the securities, Blue Sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFERS TO PURCHASE FOR CASH:
Up to 500,000 Shares of common stock of Healthcare Trust, Inc. ("HTI") at a price of
$14.00 per Share by: MacKenzie Blue Ridge Fund III, LP, MPF Northstar Fund, LP, MPF Northstar Fund 2, LP, MacKenzie Northstar Fund 3, LP, MacKenzie Badger Acquisition Co. 4, LLC, MacKenzie Northwest Fund, LP, AHY Institutional Investors, Ltd., MPF Blue Ridge Fund I, LLC, MPF Blue Ridge II, LLC, MPF DeWaay Premier Fund 2, LLC, MPF DeWaay Premier Fund 3, LLC, MPF Flagship Fund 12, LLC, MPF Flagship Fund 13, LLC, MPF Flagship Fund 14, LLC, Mackenzie Flagship Fund 15, LLC, MPF DeWaay Fund 7, LLC, MP Income Fund 12, LLC, MPF Opportunity Fund, LP, and Coastal Realty Business Trust (collectively the "HTI Purchasers")
and
Up to 200,000 Shares of common stock of American Finance Trust, Inc. ("AFT") at a price of
$16.50 per Share by MacKenzie Realty Capital, Inc. (collectively the "AFT Purchasers")

The HTI and AFT Purchasers are offering to purchase for cash up to 500,000 and 200,000 shares of common stock ("Shares") of HTI and AFT, respectively, at a price of $14.00 and $16.50 per Share upon the terms and subject to the conditions set forth in respective Purchasers' Offer to Purchase and in the related Assignment Form for the offer (which together constitute the "Offer" and the "Tender Offer Documents").  THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON SEPTEMBER 29, 2016, UNLESS AN OFFER IS EXTENDED.

Funding for the purchase of the Shares will be provided through the respective Purchasers' existing working capital.    The Offers are not made for the purpose of acquiring or influencing control of the business of the issuers.  The Offers will expire at 11:59 p.m., Pacific Time on September 29, 2016, unless and until Purchasers, in their sole discretion, shall have extended the period of time for which an Offer is open (such date and time, as extended the "Expiration Date").  The Purchasers will not provide a subsequent offering period following the Expiration Date.  If Purchasers make a material change in the terms of an Offer, or if they waive a material condition to an Offer, they will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The minimum period during which an Offer must remain open following any material change in the terms of the Offer is generally 10 business days to allow for adequate dissemination to Shareholders.  Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Shares) or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such ten business days.  For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  In all cases payment for the Shares purchased pursuant to an Offer will be made only after timely receipt of the Assignment Forms (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Assignment Forms and successful transfer of ownership.

Tenders of Shares made pursuant to the Offers are irrevocable, except that Shareholders who tender their Shares in response to an Offer will have the right to withdraw their tendered Shares at any time prior to the Expiration Date by sending to MacKenzie Capital Management, LP a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares to be withdrawn, signed by the same persons and in the same manner as the Assignment Forms tendering the Shares to be withdrawn.  In addition, tendered Shares may be withdrawn at any time on or after October 14, 2016, unless the tender has theretofore been accepted for payment as provided above.  If tendering Shareholders tender more than the number of Shares that Purchasers seek to purchase pursuant to the Offer for those Shares, Purchasers will take into account the number of Shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Shares tendered by each tendering Share holder during the period during which that Offer remains open.  The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchasers at the Purchasers' expense.  The Offer contains terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference.  The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer.

The Tender Offer Documents may be obtained by written request to Purchasers or as set forth below.  A request has been made to AFT and HTI pursuant to Rule 14d-5 under the Exchange Act for the use of their lists of Shareholders for the purpose of disseminating the Offers to Shareholders.  Upon compliance by the companies with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed at the Purchasers' expense to record holders of Shares, brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.  For Copies of the Tender Offer Documents, Call Purchasers at 1-800-854-8357, Make a Written Request Addressed to 1640 School Street, Moraga, California 94556, email to offers@mackenziecapital.com, or visit our website at www.mackenziecapital.com (click on Tenders).